UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2022

SURGALIGN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38832	83-2540607
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 315, Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 343-6832

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
common stock, $0.001 par value	SRGA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2022, Surgalign Holdings, Inc. (the “Company”) announced that it has appointed David B. Lyle, 58, as the Chief Financial Officer of the Company, effective with the commencement of his employment on March 7, 2022, and as the Chief Financial Officer and the Principal Financial Officer of the Company, effective immediately after the Company’s Annual Report on Form 10-K is filed with the U.S. Securities and Exchange Commission. Mr. Lyle was most recently the Chief Financial Officer of Airgain, Inc. (NASDAQ: AIRG), a leading provider of advanced antenna technologies used to enable high performance wireless networking across a broad range of devices and markets (2020–2022). Before joining Airgain, during 2019 Mr. Lyle was the Chief Financial Officer of Sunniva, Inc. (CSE: SNN, OTCQB: SNNVF). Prior to Sunniva, he was Chief Financial Officer at Maxwell Technologies, Inc. (NASDAQ: MXWL) from 2015 to 2019 until its acquisition by Tesla in 2019. Mr. Lyle also served as the Chief Financial Officer of Entropic Communications, Inc. (NASDAQ: ENTR), which was acquired in 2015 by MaxLinear. Prior to Entropic, he served as the Chief Financial Officer of RF Magic, acquired by Entropic in 2007, Zyray Wireless, acquired by Broadcom in 2004, and Mobilian, acquired by Intel in 2003. Earlier in his career he served in corporate finance positions at large global companies, including Intel (NASDAQ: INTC) and Broadcom (NASDAQ: BRCM). Mr. Lyle holds a Bachelor of Science in business administration from the University of Southern California, a Master of International Management from the Thunderbird School of Global Management, and a Master of Business Administration from Arizona State University.

In connection with his appointment, the Company entered into an Employment Agreement with Mr. Lyle (the “Employment Agreement”), effective March 1, 2022. Pursuant to the terms of the Employment Agreement, Mr. Lyle shall receive an annual salary of $425,000 and shall be eligible to participate in an annual discretionary bonus program pursuant to the Company’s annual bonus plan (the “Bonus Plan”). Under the Bonus Plan, Mr. Lyle shall be eligible to receive a short-term incentive bonus of up to 65% of his salary. The exact amount of the bonus payable under the Bonus Plan shall be determined based on the achievement of applicable performance metrics. In addition, beginning with the 2022 plan year, Mr. Lyle will be eligible to participate in the Surgalign Holdings, Inc. Long-Term Incentive Plan (the “LTIP”), under which Mr. Lyle will be eligible to receive an equity award valued at no less than 50% of Mr. Lyle’s annual salary. The payment and performance metrics under the Bonus Plan and the LTIP are subject to review by the Board on a periodic basis. Mr. Lyle will also be entitled to a sign-on equity award in March 2022 of 1,200,000 restricted stock units on the date that he becomes Principal Financial Officer (the “Sign-On RSUs”). Such award will be detailed in a separate award agreement that Mr. Lyle will receive after the award is made. The Sign-On RSUs will vest as follows: One third will vest on the first anniversary of the grant date and one eighth of the remaining Sign-On RSUs will vest quarterly beginning on the fifteenth month following the grant date, provided Mr. Lyle is still an employee of the Company on such vesting dates. Mr. Lyle shall be entitled to participate in all benefit programs that the Company establishes and makes available to its management employees.

Pursuant to the terms of the Employment Agreement, Mr. Lyle is entitled to receive an amount equal to his annual base salary, and to the extent applicable, a COBRA reimbursement amount, if his employment is terminated in connection with a change in control, or if he is terminated without cause or with good reason, as such terms are defined in the Employment Agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K to be filed with respect to the fiscal year ending December 31, 2021.

There is no family relationship between Mr. Lyle and any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer that would be reportable under Item 401(d) of Regulation S-K. There are no arrangements or understandings between Mr. Lyle and any other persons pursuant to which he was appointed as Chief Financial Officer of the Company. Mr. Lyle is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

On March 7, 2022, the Company issued a press release regarding Mr. Lyle’s appointment. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated March 7, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGALIGN HOLDINGS, INC.

Date: March 7, 2022	By:	/s/ Joshua H. DeRienzis
	Name:	Joshua H. DeRienzis
	Title:	Chief Legal Officer and Corporate Secretary